News Release

Investor Relations Contact:
Jennifer Jarman
The Blueshirt Group, for Insweb
415-217-5866
jennifer@blueshirtgroup.com

InsWeb to Acquire Potrero Media Corporation

SACRAMENTO, Calif., September 1, 2010 – InsWeb Corp. (NASDAQ: INSW), a leading online insurance comparison provider, today announced the execution of a definitive agreement to purchase Potrero Media Corporation, a leading privately-held performance-based marketing agency based in San Francisco.

"Potrero Media Corporation is a formidable player in search marketing and online lead generation for the insurance industry, having produced tangible results over the years for its clients in the health and life insurance categories," stated InsWeb Chairman & CEO Hussein Enan. "This acquisition significantly expands our business beyond the auto insurance sector, bolstering our offerings for both carriers and consumers.  Additionally, we expect this combination to elevate our revenue profile considerably while also enhancing our profitability."

Under the terms of the agreement, InsWeb will acquire Potrero Media Corporation for total consideration of up to $12 million, consisting of approximately $6 million in cash at closing, $1.5 million in cash on the one-year anniversary of the closing, $1.5 million in InsWeb stock, subject to certain restrictions on resale, and up to $3 million in potential performance-based payments over three years.   The acquisition is expected to close in the fourth quarter of 2010, subject to standard closing conditions, and to be immediately accretive to financial results.  Potrero Media Corporation had 2009 unaudited revenues of approximately $12.3 million.

Potrero Media Corporation services hundreds of clients, oversees more than 1,500 web sites and actively manages millions of search terms, ultimately reaching consumers when they are actively interested and ready to buy.  Through the company’s network of proprietary websites, Potrero Media offers comprehensive content to consumers looking for all types of insurance, and specializes in providing a high-quality consumer experience that insurance carriers and agents appreciate.  Leveraging the proprietary technology and marketing expertise it has refined over the years, the company helps shoppers find the coverage they need at a price they can afford, with an emphasis on providing high quality results for its clients.

“InsWeb and Potrero Media represent a winning combination for online lead generation across multiple insurance verticals,” said Potrero Media President Rick Natsch.  “Together, we will provide insurance carriers and their agents with industry-leading online customer acquisition services, maintaining an emphasis on high quality, measurable results.   Potrero Media has long been an innovator in online performance marketing, and we are excited about taking the company to the next level in partnership with Insweb.”

About InsWeb
InsWeb Corporation (NASDAQ: INSW) owns and operates a network of leading insurance marketplace and education websites. Founded in 1995 and headquartered in Sacramento, California, InsWeb's primary properties include InsWeb.com, InsuranceRates.com, LocalInsuranceAgents.com, and AgentInsider.com. In 2009, more than 10 million consumers turned to InsWeb for answers to their insurance questions.

This press release contains forward-looking statements reflecting management's current forecast of certain aspects of InsWeb's future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of InsWeb and members of our management team regarding: projected future revenues, revenue growth, expenses, profitability and financial position; marketing and consumer acquisition; strategic initiatives aimed at accelerating growth and profitability, including strategic acquisitions; increased or decreased participation by insurance companies, agents and other purchasers of consumer leads; and product and technological implementations. InsWeb's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with InsWeb's business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on InsWeb's website or through InsWeb's licensed subsidiaries; changes in InsWeb's relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; the effects of competition on InsWeb's consumer acquisition strategies; InsWeb's ability to attract and integrate new insurance providers and strategic partners; implementation and consumer acceptance of new product or service offerings; the outcome of litigation in which InsWeb is a party; insurance and financial services industry regulation; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the InsWeb's filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.